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                                  LPM AGREEMENT

         Agreement made this 2nd day of August, 1990, by and between LIFETIME INSTITUTE FOR FAMILY EDUCATION, INC., a Connecticut corporation having its principal place of business at 1177 High Ridge Road, Stamford, Connecticut 06905, acting herein by Robert C. Ford, its President, duly authorized, hereinafter referred to as ("Lifetime") and The American Society for Psychoprophylaxis in Obstetrics, Inc., a non-profit corporation organized under the laws of the State of New York, with a principal place of business at 1840 Wilson Boulevard, Suite 204, Arlington, Virginia 22201, hereinafter alternatively referred to as ("ASPO/Lamaze") and/or (the "Association").

                              W I T N E S S E T H:

         WHEREAS, ASPO/Lamaze is in need of acquiring capital in order to meet its mission of providing childbirth education programs; and

         WHEREAS, in an effort to acquire the needed capital, ASPO/Lamaze has offered to sell Lamaze Parents' Magazine to Lifetime; and

         WHEREAS, Lifetime is interested in acquiring said magazine;

         NOW THEREFORE, in consideration of the mutual promises and undertakings herein set forth, it is agreed that:

                            LAMAZE PARENTS' MAGAZINE

         1. In consideration of the payment of the sum of One Million ($1,000,000.00) Dollars, together with other valuable considerations, ASPO/Lamaze shall transfer to Lifetime,

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without retention of any ownership, rights, all of its right, title and interest in and to Lamaze Parents' Magazine, including, but not limited to, its rights in and to any existing printing agreements, publishing agreements, advertising agreements, and any other agreements and rights relating to said Magazine. In addition, use of the name "Lamaze Parents' Magazine" is hereby conveyed by ASPO/Lamaze to Lifetime by perpetual and exclusive license, subject to termination only upon an event hereunder which would require return of ownership of the magazine, Lamaze Parents' Magazine, to ASPO/Lamaze.

         2. The aforesaid sum of One Million ($1,000,000.00) Dollars shall be paid by Lifetime as follows:

               (1) $185,000.00, by (a) assumption, at the time of closing, of the then outstanding liability of ASPO/Lamaze to Judd's Incorporated, under the terms of a certain Note from ASPO/Lamaze to Judd's Incorporated dated on or about January 29, 1990, and (b) the residual amount in cash at closing.

               (2)  $75,000.00 on the anniversary date of the closing in 1991.

               (3) $100,000.00 on the anniversary date of the closing in 1992, however the payment in 1992 shall be $200,000.00 if the net profit realized by Lifetime from the operation of Lamaze Parents' Magazine during the twelve month period immediately preceding said payment date equals or exceeds the sum of $300,000.00.


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               (4)  $100,000.00 on the anniversary date of the Closing in 1993, however the payment in 1993 shall be $200,000.00 if the net profit realized by Lifetime from the operation of Lamaze Parents' Magazine during the twelve month period immediately proceeding said payment date equals or exceeds the sum of $300,000.00.

               (5) $150,000.00 on the anniversary date of the closing in 1994, however the payment in 1994 shall be $200,000.00 if the net profit realized by Lifetime from the operation of Lamaze Parents' Magazine during the twelve month period immediately preceding said payment date equals or exceeds the sum of $300,000.00.

               (6) $200,000.00 on the anniversary date of the closing in 1995, or such lesser amount as may be required to result in the total payment of $1,000,000.00.

               (7) $190,000.00 on the anniversary date of the closing in 1996, or such lesser amount as may be required to result in the total payment of $1,000,000.00.

         3. The determination of net profit shall be based upon generally accepted accounting principles then in effect.

         4. If Lifetime defaults in making any of the aforesaid payments for more than sixty (60) days after the due date of any payment, Lifetime shall lose any rights it then has to publish Lamaze Parents' Magazine and shall immediately transfer to ASPO/Lamaze all of its right, title and interest in and to said magazine.


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         5. Any sale of Lamaze Parents, magazine by Lifetime, other than to a company or other entity in which Lifetime, Bruce F. Failing, Jr., Norton Garfinkle, Robert C. Ford, or any combination thereof hold a combined ownership interest of at least fifty percent (50%), shall accelerate, to the date of such sale, the payment of all remaining sums then owed to ASPO/Lamaze.

         6. Lifetime shall manage Lamaze Parents' Magazine in such manner as not to do anything that will negatively affect the reputation which ASPO/Lamaze has developed. Lifetime's operation of Lamaze Parents' Magazine shall be conducted in such manner as will be consistent with the principles which have been adopted by ASPO/Lamaze in meeting its mission. Lifetime will not accept advertisers whose products and/or services are inconsistent with the principles of ASPO/Lamaze. Acceptable advertisers shall be those whose products and/or services are appropriate to and consistent with the needs or interests of pre-natal parents, parents of infants and children, or infants and children as determined by the Editorial Board of Lamaze Parents' Magazine. Acceptable advertisers shall include, without limitation, those who have advertised in Lamaze Parents' Magazine in the past unless the Editorial Board of Lamaze Parents' Magazine has for just cause provided Lifetime with advance written notice that such a past advertiser does not meet the standard set forth above for new advertisers.

         7. The Editorial Board of Lamaze Parents' Magazine shall consist of not more than twelve (12) members recommended by ASPO/Lamaze and appointed by Lifetime to serve a three (3) year term. Although the members of said Editorial Board, shall be directly responsible to Lifetime, Lifetime agrees that the editorial policy and content of Lamaze Parents' Magazine shall at all times reflect the image and reputation of ASPO/Lamaze and shall be consistent with the principles adopted by ASPO/Lamaze to accomplish its mission.

                               OTHER PUBLICATIONS

         In return for the payments to be made hereunder and other valuable considerations, ASPO/Lamaze, in addition to the aforesaid, shall do the following:

         1. At the closing, ASPO/Lamaze shall grant to Lifetime the exclusive right to publish consumer oriented publications, using the "Lamaze" name. The terms "publication" or "publications" when used herein shall include without limitation print, audio, and visual properties. It is acknowledged that ASPO/Lamaze shall retain all rights in and to said name, but that Lifetime shall have an exclusive license to use such name on any and all publications originated by Lifetime.

         2. In developing any such publications, Lifetime shall submit to ASPO/Lamaze its publication concept for prior approval by ASPO/Lamaze. Such approval shall be granted by ASPO/Lamaze if said publication concept is consistent with the image and reputation of ASPO/Lamaze and with the principles which it has adopted in accomplishing its mission. If said publication concept is inconsistent with the aforesaid, ASPO/Lamaze shall have the right to reject same.

         3. If, after receiving conceptual approval from ASPO/Lamaze, Lifetime publishes any such publications, it shall establish an Editorial Board for such publications consisting of not more than twelve individuals recommended by ASPO/Lamaze and appointed by Lifetime to serve a term of three (3) years. The policy of said Editorial Board shall be consistent with the image and reputation of ASPO/Lamaze and shall be consistent with the principles adopted by ASPO/Lamaze in accomplishing its mission. Lifetime will not accept advertisers whose products and/or services are inconsistent with the principles of ASPO/Lamaze. Acceptable advertisers


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shall be those whose products and/or services are appropriate to and consistent with the needs or interests of pre-natal parents, parents of infants and children, or infants and children as determined by said Editorial Board, including those who have advertised in Lamaze Parents' Magazine in the past, unless such Editorial Board has for just cause provided Lifetime with advance notice that such an advertiser no longer meets the above-described standard.

         4. In consideration of the grant by ASPO/Lamaze to Lifetime of an exclusive license to use the name "Lamaze" on any of its publications, Lifetime shall pay to ASPO/Lamaze annual royalties in an amount consistent with generally accepted industry fee standards demonstrated by Lifetime to ASPO/Lamaze. The aforesaid royalty payments to ASPO/Lamaze shall be exclusive, of any revenues generated by Lifetime through its ownership and publication of Lamaze Parents' Magazine and/or any current or future Lamaze Parents Magazine supplements.

         5. The right to be granted by ASPO/Lamaze to Lifetime to develop publications with the exclusive use of the "Lamaze" name, shall not prohibit or in any way restrict the right of ASPO/Lamaze to publish in-house association publications, professional journals, convention booklets, academic publications, and any other publications which in the past have been published by ASPO/Lamaze for use in-house.

                               GENERAL CONDITIONS

         1. The closing of the transactions contemplated hereunder ("the closing"), shall be held at the office of Abate & Fox, 607 Bedford Street, Stamford, Connecticut 06901 at 10:00 a.m. on August 21, 1990, or at such other time and place as the parties shall agree to in writing.

         2. At the closing, ASPO/Lamaze shall deliver to Lifetime all proper instruments of sale, assignment, transfer, and conveyance, together with such other instruments as are required


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by the provisions hereof. ASPO/Lamaze shall at any time on and after the closing, upon the request of Lifetime, and without further consideration, take all further acts and execute and deliver all such further assignments, transfers, conveyances and assurances as may be required for the better assigning, transferring, granting, and conveying to Lifetime of the rights and title contemplated by this Agreement.

         3. All instruments and documents to be delivered by either party at the closing shall be subject to the advance approval of counsel for both parties and shall be delivered subject to receipt from the other party of all items to be delivered by it.

         4. To the extent that any of the contracts or agreements for which assignment to Lifetime is provided in this Agreement are not assignable without the consent of the other party thereto, this Agreement shall not constitute an assignment or attempted assignment if same would constitute a breach thereof. ASPO/Lamaze shall use its best efforts to obtain the consent of the other party to said contract or agreement in all cases in which such consent is required for assignment or transfer. If such consent is not obtained, ASPO/Lamaze agrees to and shall, at no additional consideration or remuneration, cooperate with Lifetime in reaching an arrangement designed to provide to Lifetime the benefits under such contract or agreement, including, enforcement for the benefit of Lifetime of any and all rights of ASPO/Lamaze against the other party thereto arising out of any cancellation of such agreements or arrangements by such other party. Except as may be specifically otherwise provided for in this Agreement, ASPO/Lamaze shall be responsible for all liabilities and obligations not expressly assumed by Lifetime pursuant to this Agreement.

         5. ASPO/Lamaze represents, warrants, and agrees with Lifetime that:


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               (1)  It has the power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, and this Agreement and the transactions contemplated hereby have been approved and authorized by its Board of Directors. All documents required hereunder shall be executed by the President of ASPO/Lamaze with appropriate resolution of the Board of Directors, which resolution shall be presented to Lifetime at the closing.

               (2) At the closing and upon the performance by Lifetime of its obligations then to be performed, Lifetime will acquire good, valid, and unencumbered title to, and possession of, Lamaze Parents' Magazine, free and clear of all liens, claims, encumbrances and rights of others, except for the Judd's Incorporated lien in all ASPO/Lamaze assets or as expressly set forth herein.

               (3) Following the closing, ASPO/Lamaze shall use such funds as are received from Lifetime to promptly pay as many of its debts and obligations as such funds will allow, and shall indemnify Lifetime for any liabilities or costs incurred by Lifetime and resulting from the debts and obligations of ASPO/Lamaze relating to the Lamaze Parents' Magazine, other than those obligations expressly assumed by Lifetime under this Agreement.

         6. The execution and delivery of this Agreement and compliance with the terms hereof by ASPO/Lamaze do not conflict with, or result in the breach of any of the terms, conditions, or provisions of, or constitute a default under, or result in the creation of any lien,


                                       8
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charge, or encumbrance upon any of the properties or assets constituting the
Lamaze Parents' Magazine, pursuant to its charter, by-laws, or any indenture, agreement or other instrument, regulation, judgment, or decree to which ASPO/Lamaze is a party or by which it is bound.

         7. There are no actions, suits, proceedings, claims or investigations pending or to the best of ASPO/Lamaze's knowledge threatened against ASPO/Lamaze relating to the Lamaze Parents' Magazine. ASPO/Lamaze shall indemnify and hold Lifetime harmless from any losses it may sustain or damages it may incur resulting from claims against ASPO/Lamaze and arising from its operation of Lamaze Parents' Magazine prior to the closing date.

         8. In the event there is any material adverse change in the liabilities or financial condition of ASPO/Lamaze relating to the operation of the Lamaze Parents' Magazine as exists on the date hereof to the date of closing, the obligations of Lifetime hereunder shall terminate at its option.

         9. Lifetime represents and warrants to ASPO/Lamaze that it is a corporation validly existing and in good standing under the laws of the State of Connecticut and that it has full power and lawful authority to enter into this Agreement and to consummate the transactions contemplated herein and that said transactions have been approved and authorized by its Board of Directors and it will have such power and authority as of the closing date.

         10. As of the closing: (a) the representations of ASPO/Lamaze contained in this Agreement shall be true and correct with the same effect as though such representations had been made as of the date of closing, (b) ASPO/Lamaze shall have performed and complied with all covenants, agreements and conditions contained in this Agreement required to be performed or complied with by it on or prior to the closing, (c) all corporate and other proceedings to be taken


                                       9
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and all consents to be obtained in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be satisfactory in form and substance to Lifetime, (d) Lifetime shall have reviewed the financial records of ASPO/Lamaze relating to the operation of Lamaze Parents' Magazine and found said financial records to be satisfactory, (e) no action or proceedings shall be pending or threatened to restrain or prevent the consummation of the transactions contemplated hereby.

         11. For a period of ten (10) years following the closing, except pursuant to court order (in which event Lifetime shall be given notice prior to disclosure) ASPO/Lamaze shall keep secret and retain in strictest confidence, and shall not use for the benefit of ASPO/Lamaze, any confidential matters relating to the Lamaze Parents' Magazine, including without limitation, advertising lists, distribution lists, and other business affairs of ASPO/Lamaze relating to said Magazine, and shall not disclose them to anyone except with the express written consent of Lifetime, nor shall ASPO/Lamaze exploit for its own benefit or the benefit of others to the detriment of Lifetime personal relationships with advertisers, subscribers, or others receiving said Magazine.

         12. So long as there is no default hereunder or under any of the agreements to be executed at the closing and which are contemplated hereunder, by Lifetime, ASPO/Lamaze shall not enter into any agreement with any other party similar to this agreement (regardless of the sale of Lamaze Parents' Magazine) or to the agreements contemplated herein to be executed at the closing. So long as there is no default hereunder, or under any of the agreements to be executed at the closing, by ASPO/Lamaze, Lifetime shall not enter into any agreement with any other organization which offers the delivery of services to the pre-natal, post-natal, parenting or


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childbirth markets and which agreement is similar to this agreement (regardless of the sale of Lamaze Parents' Magazine) or those to be executed at closing.

         13. At no time, shall ASPO/Lamaze directly or indirectly engage in the publication of any magazine, or other printed materials, which would in any way compete with Lamaze Parents' Magazine or any of the other publications which Lifetime may develop, using the "Lamaze" name, pursuant to the terms of this Agreement.

         14. ASPO/Lamaze agrees that Lifetime would suffer an irreparable injury if ASPO/Lamaze were to breach the covenants of this Agreement and that Lifetime would by reason of such breach or threatened breach be entitled to injunctive relief in a court of appropriate jurisdiction and ASPO/Lamaze hereby stipulates to the entering of such injunctive relief prohibiting it from engaging in such breach. Without limitation as to the right of Lifetime to seek said injunctive relief, in the event of any dispute between the parties hereto as to their rights and obligations under the terms of this Agreement, such dispute shall be resolved by arbitration. Arbitration shall be conducted in the City of Stamford, Connecticut in accordance with the rules of the American Arbitration Association then in effect and shall be conducted by a panel of three (3) arbitrators. The sole issue to be resolved by the arbitrators is whether or not a breach has occurred or has not been cured. In the event of a determination by the arbitrators that a breach has occurred and not been cured, the defaulting party shall have a period of fifteen (15) days from the date of service upon said party of the arbitrators' decision, to cure the default involved, during which time any payments required hereunder will continue to be paid. In the event of a failure to cure by the party in default, subsequent to the arbitrators' decision, the other party shall have the right, without prejudice to any other rights which it may have or remedies


                                       11
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which it may seek at law or equity, to terminate this Agreement by giving fifteen (15) days notice to the party in breach.

         15. If any court determines that any of the covenants set forth herein is invalid or unenforceable, the remainder of the covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

         16. If either party hereto pursues any remedy available to it due to the breach hereof by the other party or due to the breach of any of the agreements contemplated herein and to be executed by the parties at the closing, such party against whom a remedy is sought shall pay all of the other parties costs, expenses, and reasonable attorney's fees in connection therewith, providing it is finally adjudged by a court of competent jurisdiction that such party against whom remedy is sought actually breached or threatened to breach its obligations.

         17. At least one (1) week prior to the closing, ASPO/Lamaze shall deliver to Lifetime all of its records relating to Lamaze Parents' Magazine including, but not limited to, advertising lists, publication costs, printing costs, advertising revenues, and any other records requested by Lifetime relating to said magazine.

         18. All notices, requests, demands, and other communications permitted or required hereby shall be in writing and shall be effective if delivered to the address or sent to such address by certified mail, postage prepaid, return receipt requested, at its address set forth hereinabove, or to such other address as a party may specify by notice given to the other party in the manner hereby prescribed. Notices given by certified mail as aforesaid shall be effective on the fifth business day following the date on which such notice was deposited in the mail unless sooner received by the addressee, in which case it shall be effective when received.


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         19. This Agreement constitutes the complete and entire agreement of the parties concerning the subject matter hereof. Any agreements previously existing between the parties hereto, the terms of which are at variance with the terms of this Agreement, shall be and are hereby modified to be consistent with this Agreement. The parties may amend this Agreement in any respect by mutual agreement, in writing, signed by each party, and specifically referring hereto.

         20. ASPO/Lamaze hereby consents to the assignment by Lifetime of this Agreement, in whole or part, or any of the rights set forth in this Agreement, to a corporation or other entity in which Lifetime, Bruce F. Failing, Jr., Norton Garfinkle, Robert C. Ford, or any combination thereof have a combined ownership interest of at least fifty percent (50%). Lifetime hereby consents to the assignment by ASPO/Lamaze of this Agreement, in whole or part, or any of the rights set forth in this Agreement, to Lifetime as collateral for any loans made by Lifetime to ASPO/Lamaze. Except as herein before allowed, this Agreement, and any renewals or extensions hereof, shall not be assigned by either party hereto without the prior written consent of the other party.

         21. The obligations and benefits of this Agreement shall bind and benefit the parties hereto, their successors and assigns with the same effect as if mentioned in each instance where a party is named or referred to.

         22. If any court determines that any provision of this Agreement is invalid or unenforceable, the remainder of this Agreement shall not thereby be affected and shall be given full effect, without regard to the invalid provisions.


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         23. Any provision of this Agreement which by its terms is intended to survive the closing, shall in fact survive said closing, and be binding upon and inure to the benefit of the parties hereto thereafter.

         24. This Agreement shall be construed and enforced in accordance with the laws of the State of Connecticut.

         25. The parties agree that their relationship under this Agreement does not constitute a partnership.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

WITNESSES:
                                         LIFETIME INSTITUTE FOR FAMILY
                                         EDUCATION, INC.

    /s/ Carole D. Sherwood               By: /s/ Robert C. Ford
--------------------------                   -----------------------
                                             Robert C. Ford, its President
                                             Duly Authorized

    /s/ Deborah Armstrong
--------------------------
                                         THE AMERICAN SOCIETY FOR
                                         PSYCHOPROPHYLAXIS IN
                                         OBSTETRICS, INC.

        [Illegible]                      By: /s/ Francine H. Nichols
--------------------------                   -----------------------
                                             Francine H. Nichols, RNC, PhD
                                             President

    /s/ Rodger F. Emry
--------------------------